Exhibit 10.33

DOLLAR GENERAL CORPORATION

100 MISSION RIDGE

GOODLETTSVILLE, TN 37072

December 27, 2007

Mr. David Bere

c/o Dollar General
100 Mission Ridge
Goodlettsville, TN  37072

Re:          Extension of Initial Term of Employment Agreement

Dear David:

In connection with the closing of the acquisition contemplated in that certain Agreement and Plan of Merger, dated as of March 11, 2007, by and among Buck Holdings, L.P., a Delaware corporation (“Parent”), Buck Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and the Dollar General Corporation (“Company”), you and the Company executed an employment agreement (the “Employment Agreement”), the terms of which became effective on July 6, 2007.  All capitalized terms not defined herein shall have the meaning set forth in your Employment Agreement.

Pursuant to the terms of your Employment Agreement, you currently serve as the Interim Chief Executive Officer of the Company.  The Employment Agreement provides that you will hold this position during the Initial Term, which runs from the Effective Date of the Employment Agreement through December 31, 2007.  Pursuant to Section 3 of your Employment Agreement, the Company seeks to extend the Initial Term for a period of one calendar month following the end of the current Initial Term (the “Initial Term Extension”, as used in the Employment Agreement).  The Company further proposes that this Initial Term Extension will automatically renew for an additional one calendar-month period beginning immediately following the last day of this first Initial Term Extension and each one calendar-month period thereafter, unless you or the Company provide the other party with written notice of non-renewal at least five (5) business days prior to the end of the applicable Initial Term Extension.  The Company agrees that its written notice of non-renewal (without any extension otherwise contemplated under the Employment Agreement) will constitute a failure to offer to renew, extend or replace the Employment Agreement for purposes of Section 12(a)(iii) of the Employment Agreement.

If you choose to agree to the Company’s proposal to extend the Initial Term as provided above, please sign where indicated below and return this letter agreement to me before December 31, 2007. By signing below, you and the Company agree that the Employment Agreement is deemed amended to incorporate the terms of this letter agreement solely to the extent of the subject matter contained herein, but shall in all other respects remain in full force and effect in accordance with its terms.

In the event of any dispute over the terms of this letter agreement, Section 22(h) of the Employment Agreement shall govern.  This letter agreement may be executed in counterparts.

[signature page to follow]

Sincerely,

DOLLAR GENERAL CORPORATION

By	/s/ Michael Calbert
Name: Michael Calbert
Title:Chairman, Board of Directors

Accepted and agreed to as of
the date first above written:

DAVID BERE

By	/s/ David Bere
Name: David Bere